Exhibit 16(b)(ii)

Execution Version

APOLLO GLOBAL SECURITIES, LLC	GOLDMAN SACHS ASSET
APOLLO CAPITAL MANAGEMENT, L.P.	MANAGEMENT, L.P.
9 West 57th Street	BROAD STREET CREDIT HOLDINGS, LLC
New York, NY 10019	200 West Street
New York, NY 10282

CONFIDENTIAL

January 14, 2026

Soho House Holdings Limited
Senior Unsecured Facility
Restated Commitment Letter

Soho House Holdings Limited
180 Strand
London WC2R 1EA
United Kingdom
Attn: Andrew Carnie, Chief Executive Officer

Ladies and Gentlemen:

You (“you” or the “Company”) have advised Apollo Global Securities, LLC (“AGS”) and Apollo Capital Management, L.P. (“ACM”), on behalf of one or more investment funds, separate accounts, and other entities owned (in whole or in part), controlled, managed, and/or advised by it or its affiliates (such investment funds, separate accounts, and other entities, together with AGS and ACM, “Apollo”), certain advised funds and managed accounts of Goldman Sachs Asset Management, L.P. (the “Initial GS Principal Investors”) and Broad Street Credit Holdings, LLC (“Broad Street” and, together with the Initial GS Principal Investors and any Other GS Principal Investors (as defined below), the “GS Principal Investors”; the GS Principal Investors together with Apollo, “we”, “us” or the “Commitment Parties”, and each, a “Commitment Party”), that you intend to incur a senior unsecured facility, consisting of notes, in an aggregate amount of up to $220.0 million (the “HoldCo Notes Facility”) to consummate the transactions described on Exhibit A hereto.  Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this restated commitment letter, collectively, this “Commitment Letter”).

The Commitment Parties are pleased to advise you of their several and not joint commitment (the “Commitment”) to provide, directly or through one or more of their respective affiliates or managed funds, the amount of the HoldCo Notes Facility set forth opposite its name in Schedule I hereto upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and Exhibits B and C hereto (the “Term Sheets”).

1.	Titles and Roles

It is agreed that you will appoint Global Loan Agency Services Limited (or an affiliate thereof) or such other person as agreed between us and you (each acting reasonably) to act as the sole and exclusive Administrative Agent (in such capacity, the “Administrative Agent”) and that AGS and Goldman Sachs Private Credit Corp. will act as joint lead arrangers (in such capacity, the “Arrangers”) for the HoldCo Notes Facility; provided that the Company agrees that each Arranger may perform its responsibilities hereunder through its affiliates.  Except as set forth in this Commitment Letter and each Closing Payment Letter (as defined below), no other titles will be awarded and no compensation (other than as expressly contemplated by this Commitment Letter and each Closing Payment Letter) will be paid to any other investor in connection with a commitment to participate in the HoldCo Notes Facility unless you and we shall so agree.

2.	Information

You hereby represent and covenant that, to your knowledge, (a) all written factual information (other than (i) any projections, financial estimates, budget forecasts and other forward-looking information (the “Projections”) and (ii) information of general economic or industry specific information) (the “Information”), taken as a whole, that has been or will be made available to the Commitment Parties by you or any of your representatives is or will be, when furnished and taken as a whole, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been made available to the Commitment Parties by you or any of your representatives have been, at the time of delivery, prepared in good faith based upon assumptions that are believed to be reasonable at the time prepared and at the time such Projections are so furnished to the Commitment Parties (it being understood that the Projections are predictions as to future events and are not to be viewed as facts, and forward looking statements by their nature are inherently uncertain, many of which are beyond your control, and are not a guarantee of financial performance, the results reflected in the Projections or forward looking statements may not be achieved and actual results during the period or periods covered by any such Projections may differ from projections or forward looking statements and such differences may be material).  If, at any time prior to the termination of this Commitment Letter, any of the representations and warranties in the preceding sentence would not be, to your knowledge, accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and/or Projections so that the representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances, it being understood in each case that such supplementation shall cure any breach of such representations and warranties arising after the date hereof.  Notwithstanding anything to the contrary herein, the accuracy of the foregoing representations shall not be a condition to our obligations hereunder or the funding of the HoldCo Notes Facility.

3.	Payments

As consideration for the Commitment Parties’ commitment hereunder, you agree to pay to the Commitment Parties the nonrefundable payments set forth in (i) the closing payment letter dated the date hereof and delivered herewith among the Company, Goldman Sachs Asset Management, L.P. and Broad Street Credit Holdings, LLC (the “GS Closing Payment Letter”), which supersedes and replaces that certain closing payment letter dated August 15, 2025 among the Company, Goldman Sachs Asset Management, L.P. and BSCH III Designated Activity Company (the “Superseded GS Closing Payment Letter”), and (ii) the closing payment letter dated the date hereof and delivered herewith between the Company and ACM (the “Apollo Closing Payment Letter”, together with the GS Closing Payment Letter, each as amended, restated, amended and restated, supplemented or otherwise modified from time to time, a “Closing Payment Letter” and collectively, the “Closing Payment Letters”), which supersedes and replaces that certain closing payment letter dated August 15, 2025 between the Company and ACM (the “Superseded Apollo Closing Payment Letter”, together with the Superseded GS Closing Payment Letter, each a “Superseded Closing Payment Letter” and collectively, the “Superseded Closing Payment Letters”).

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You agree that, once paid, the payments or any part thereof payable hereunder or under any Closing Payment Letter shall not be refundable under any circumstances, regardless of whether the transactions or borrowings contemplated by this Commitment Letter are consummated, except as otherwise agreed in writing by you and each Commitment Party.  All amounts payable hereunder and under any Closing Payment Letter shall be paid in immediately available funds in U.S. Dollars and shall not be subject to reduction by way of setoff or counterclaim or be otherwise affected by any claim or dispute related to any other matter.  In addition, all amounts payable hereunder shall be paid without deduction for any taxes, levies, imposts, duties, deductions or withholdings (a “Tax Deduction”) imposed by any national, state or local taxing authority in any jurisdiction from or through which payment is made (a “Taxing Jurisdiction”), unless such Tax Deduction is required by applicable law, in which event you will pay additional amounts so that the persons entitled to such payments will receive the amount that such persons would otherwise have received but for such Tax Deduction, except to the extent such Tax Deduction was imposed due to (i) any Commitment Party (or any such Commitment Party’s relevant designated affiliate) having any present or former connection with the Taxing Jurisdiction (other than a connection arising from the execution, delivery and performance of this Commitment Letter or any Closing Payment Letter, any transaction contemplated by or pursuant to this Commitment Letter or any Closing Payment Letter, or the receipt of payments under this Commitment Letter or any Closing Payment Letter), (ii) U.S. withholding taxes imposed on amounts payable to or for the account of such Commitment Party pursuant to a law in effect on the date hereof (including Sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”)) or (iii) the failure of any Commitment Party (or of such Commitment Party’s relevant designated affiliate or related fund) to provide any form, certificate, document, or other information reasonably requested by you, that it is legally able to provide, and that would have reduced or eliminated such Tax Deduction.

All amounts payable hereunder are exclusive of any applicable value added tax or similar tax (“VAT”).  If VAT is or becomes properly chargeable in respect of an amount payable to a Commitment Party under this Commitment Letter which constitutes consideration for any supply for VAT purposes and such Commitment Party (or a member of a group which it is part of for VAT purposes) is required to account to the relevant tax authority for such VAT, the Company shall pay (or procure the payment of) (in addition to and at the same time as paying any other consideration for the relevant supply) an amount equal to such VAT to the relevant Commitment Party and the Commitment Party shall promptly provide the Company with an appropriate VAT invoice.  For the avoidance of doubt, where this Commitment Letter requires that a Commitment Party is to be reimbursed or indemnified for any fees, cost or expenses, such reimbursement or indemnification (as the case may be) shall include any VAT incurred on such fees, costs or expenses, save to the extent that the relevant Commitment Party reasonably determines that it (or a member of a group which it is part of for VAT purposes) is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

4.	Conditions

The Commitment Parties’ commitment hereunder are subject only to the conditions set forth in Exhibit C hereto.  There are no conditions (implied or otherwise) to the commitments hereunder, and there will be no conditions (implied or otherwise) under the Definitive Documentation to the initial funding of the HoldCo Notes Facility on the Closing Date, including compliance with the terms (but not the conditions) of this Commitment Letter, the Closing Payment Letters and the Definitive Documentation, in each case, other than those that are expressly referred to in the immediately preceding sentence.

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Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Closing Payment Letters, the Definitive Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Holdco Notes Facility on the Closing Date shall be (A) the representations and warranties made by the Company (as defined in the Merger Agreement) that are material to the interests of the Commitment Parties, but only to the extent resulting in the termination of the Merger Agreement or the Merger, as a result of a breach of such representations in the Merger Agreement (in each case, in accordance with the terms of the Merger Agreement) (the “Specified Merger Agreement Representations”) and (B) with respect to the Company, the Specified Representations (as defined below) in the Definitive Documentation and (ii) the terms of the Definitive Documentation shall be in a form such that they do not impair the availability of the HoldCo Notes Facility on the Closing Date if the conditions set forth in Exhibit C hereto are satisfied or waived.  For purposes hereof, “Specified Representations” means the representations and warranties made by the Company set forth in the Definitive Documentation relating to corporate or other organizational existence, power and authority, due authorization, execution and delivery, and enforceability with respect to the Definitive Documentation, and no violation of, or conflict with, organizational documents of the Company related to the entering into and performance of the Definitive Documentation, solvency as of the Closing Date (after giving effect to the Transactions) of the Company and its subsidiaries on a consolidated basis (with solvency to be defined in a manner consistent with the solvency certificate to be delivered in the form set forth in Annex I attached to Exhibit C hereto); use of proceeds of the borrowings under the Definitive Documentation on the Closing Date not violating applicable sanctions, the PATRIOT Act, the UK Bribery Act 2010, OFAC, the U.S. Foreign Corrupt Practices Act of 1977 (as amended), Federal Reserve margin regulations, the Investment Company Act, any applicable law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997 and any other applicable law, rule or regulation of similar purpose and scope in any jurisdiction, including books and records offences relating directly or indirectly to a bribe and customary representations relating to applicable securities laws and exemption or exception from registration thereunder.  This paragraph, and the provisions herein, shall be referred to as the “Conditionality Provision.”

You agree to use commercially reasonable efforts to deliver to the Commitment Parties written notice of the date anticipated to be the Closing Date at least 15 business days prior to such date.

5.	Limitation of Liability, Indemnity, Settlement

(a)	Limitation of Liability.

You agree that (i) in no event shall any of the Commitment Parties and their respective affiliates and respective officers, directors, employees, advisors, and agents (each, and including, without limitation, the Arrangers, each an “Arranger-Related Person”) have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by you, your affiliates or your respective equity holders arising out of, in connection with, or as a result of, this Commitment Letter, the Superseded Commitment Letter (as defined below), any Closing Payment Letter, any Superseded Closing Payment Letter or any other agreement or instrument contemplated hereby, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct of such Arranger-Related Person and (ii) no Arranger-Related Person shall have any Liabilities arising from, or be responsible for, the use by others of Information or other materials (including, without limitation, any personal data) obtained through electronic, telecommunications or other information transmission systems, including an Electronic Platform or otherwise via the internet except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct of such Arranger-Related Person; provided that, nothing in this clause (a) shall relieve you of any obligation you may have to indemnify an Indemnified Person, as provided in clause (b) below, against any special, indirect, consequential or punitive damages asserted against such Indemnified Person by a third party.  You agree, to the extent permitted by applicable law, to not assert any claims against any Arranger-Related Person with respect to any of the foregoing.  As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

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(b)	Indemnity.

You agree to (i) indemnify and hold harmless each Commitment Party and its affiliates, managed funds and controlling persons and their respective officers, directors, employees, advisors, and agents (each, and including, without limitation, the Arrangers, each an “Indemnified Person”) from and against any and all Liabilities and related expenses to which any such Indemnified Person may become subject in connection with any claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction arising out of or in connection with this Commitment Letter, the Superseded Commitment Letter, the HoldCo Notes Facility, the use of the proceeds thereof, any related transaction or the activities performed or the Commitments furnished pursuant to this Commitment Letter or the role or roles of the Arrangers in connection therewith (including in relation to enforcing the terms of clause (a) above and the terms of this clause (b)) (each, a “Proceeding”), regardless of whether or not any Indemnified Person is a party thereto and whether or not such Proceeding is brought by you, your equity holders, affiliates, creditors or any other person and (ii) reimburse each Indemnified Person for any legal or other expenses (such legal expenses to be limited to one outside counsel for all Indemnified Persons and, if reasonably necessary, a single local counsel for all Indemnified Persons in each jurisdiction for which local counsel is reasonably deemed necessary and, solely in the case of an actual or bona fide potential conflict of interest, one special counsel to each group of similarly situated Indemnified Persons affected by such conflict (including one special local counsel, to the extent an actual or bona fide potential conflict of interest for any local counsel otherwise permitted hereunder)) incurred in connection with investigating or defending any of the foregoing, regardless of whether or not in connection with any pending or threatened Proceeding to which any Indemnified Person is a party, in each case as such expenses are incurred or paid; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to any Liabilities or related expenses to the extent (A) they are found by a final, non-appealable judgment of a court of competent jurisdiction to (I) primarily result from (x) the, willful misconduct or gross negligence of such Indemnified Person in performing its activities or in furnishing its Commitments under this Commitment Letter or (y) a material breach in bad faith of the funding obligation of any Commitment Party, or any of its respective affiliates under this Commitment Letter, or (II) have not resulted from an act or omission by you or any of your affiliates and have been brought by an Indemnified Person against any other Indemnified Person (other than any claims against any Commitment Party in its capacity or in fulfilling its role as arranger or agent or any similar role hereunder); or (B) relating to an Indemnified Person’s investment in the Company other than via the Holdco Notes Facility, or in its capacity as a direct or indirect shareholder of the Company or as a noteholder of a direct or indirect subsidiary of the Company.

(c)	Settlement.

You shall not, without the prior written consent of each Commitment Party and its respective affiliates (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by any Commitment Party unless (x) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to each Commitment Party from all liability on claims that are the subject matter of such Proceedings and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Commitment Party or any injunctive relief or other non-monetary remedy.  You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to each Commitment Party and the other Indemnified Persons.

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You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 5.

6.	Affiliate Activities, Sharing of Information, Absence of Fiduciary Relationships.

Certain Commitment Parties may employ the services of their respective affiliates in complying with its obligations hereunder and, in connection therewith, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject to the obligations, of the applicable Commitment Party hereunder.  The Commitment Parties shall be responsible for their respective affiliates’ failure to comply with such obligations under this Commitment Letter.

You acknowledge that certain Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  The Commitment Parties will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and the Commitment Parties will not furnish any such information to other companies.  You also acknowledge that the Commitment Parties have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

You agree that the Commitment Parties will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties, on the one hand, and you and your respective equity holders or your and their respective affiliates on the other hand.  You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between the Commitment Parties and, if applicable, its respective affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Parties and, if applicable, each of its respective affiliates, is acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary of you, your management, equity holders, creditors, affiliates or any other person and (iii) with respect to the transactions contemplated hereby or the process leading thereto, the Commitment Parties and, if applicable, its respective affiliates, has not assumed (x) an advisory or fiduciary responsibility in favor of you or your affiliates (irrespective of whether the Commitment Parties or any of their respective affiliates has advised or is currently advising you or your affiliates on other matters (which, for the avoidance of doubt, includes acting as a financial advisor to the Company or any of its affiliates in respect of any transaction related hereto)) or (y) any other obligation except the obligations expressly set forth in this Commitment Letter.  You further acknowledge and agree that (i) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (ii) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and the Commitment Parties shall have no responsibility or liability to you with respect thereto, and (iii) the Commitment Parties are not advising the Company as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby.  Any review by the Commitment Parties or any of its respective affiliates of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Commitment Parties and shall not be on behalf of the Company.  The Company agrees that it will not claim that the Commitment Parties have rendered any advisory services or assert any claim against the Commitment Parties based on an alleged breach of fiduciary duty by the Commitment Parties in connection with this Commitment Letter and the transactions contemplated hereby or assert any claim based on any actual or potential conflict of interest that might be asserted to arise or result from the engagement of the Commitment Parties or any of their respective affiliates acting as a financial advisor to the Company or any of its affiliates, on the one hand, and the engagement of the Commitment Parties hereunder and the transactions contemplated hereby, on the other hand.

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You further acknowledge that certain of the Commitment Parties are full service firms engaged in securities trading and brokerage activities as well as providing other financial services.  In the ordinary course of business, any Commitment Party may provide other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by such Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

NOTWITHSTANDING ANYTHING CONTAINED HEREIN OR IN ANY CLOSING PAYMENT LETTER TO THE CONTRARY, NO GS PRINCIPAL INVESTOR (OTHER THAN GOLDMAN SACHS PRIVATE CREDIT CORP.) IS ACTING AS AN UNDERWRITER, ARRANGER, TRUSTEE, AGENT OR IN A SIMILAR ROLE OR OTHERWISE PERFORMING ANY SERVICES HEREUNDER AND THE ROLE OF THE GS PRINCIPAL INVESTORS HEREUNDER AND UNDER ANY CLOSING PAYMENT LETTER SHALL BE LIMITED TO THEIR COMMITMENT TO PROVIDE DEBT FINANCING AS A PRINCIPAL.  NOTWITHSTANDING ANYTHING IN THE HEREIN TO THE CONTRARY, GOLDMAN SACHS PRIVATE CREDIT CORP. IS NOT PROVIDING, AND SHALL NOT BE DEEMED TO BE PROVIDING, ANY SERVICES CUSTOMARILY ASSOCIATED WITH THE ROLE OF A LEAD ARRANGER.

7.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Superseded Commitment Letter, the Term Sheet, any Closing Payment Letter or any Superseded Closing Payment Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) to the Parent, Equity Investors and Reinvestment Stockholders (as each such term is defined in the Merger Agreement) (the “Buyer Parties”) and your and their officers, agents and advisors who are directly involved in the consideration of this matter, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or regulation, compulsory legal process or as requested by a governmental authority (in which case you agree to inform us promptly thereof prior to your disclosure to the extent lawfully permitted to do so), (c) you may disclose the Commitment Letter or the Superseded Commitment Letter (but not any Closing Payment Letter or Superseded Closing Payment Letter) as may be required pursuant to the terms of any existing debt agreements to any existing agents, trustees lenders or noteholders on a confidential basis, (d) to your auditors for customary accounting purposes, including accounting for deferred financing costs on a confidential basis, (e) for purposes of establishing a “due diligence” defense or (f) in connection with the enforcement of your rights and remedies hereunder or under any Closing Payment Letter; provided that, the foregoing restrictions shall cease to apply (except in respect of any Closing Payment Letter and its terms and substance) on August 15, 2026.

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The Commitment Parties, on behalf of themselves and their affiliates will treat all Definitive Documentation and related finance documents (including their terms), and any other non-public information provided to them by or on behalf of you in connection with the transactions contemplated hereby or by the Superseded Commitment Letter confidentially and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent each Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation, subpoena or compulsory legal process or upon the request or demand of any regulatory authority (including any self-regulatory authority) or other governmental authority purporting to have jurisdiction over each Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except pursuant to any routine audit or examination conducted by any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority, in each case, that is not targeted at and does not reference the Company or the transactions contemplated hereby)), (i) to the extent reasonably practicable and not prohibited by applicable law or regulation, to inform you promptly thereof prior to disclosure, (ii) to the extent not prohibited by applicable law or regulation, to provide the Company, in advance of any such disclosure, with a description of the information that Commitment Party or affiliate intends to disclose and reasonably cooperate with the Company, at the Company’s request and sole expense, to the extent the Company may seek to limit such disclosure, or take steps to resist or narrow the scope of such disclosure, including seeking a protective order or confidential treatment thereof, (iii) if, and only if, a protective order is not obtained, or a waiver of compliance is not obtained from the Company with regards this paragraph 7 but nonetheless such information is still required to be legally disclosed, to disclose only the portion of such information which is, upon advice of its legal counsel, legally required to be disclosed, and (iv) to use its commercially reasonable efforts to request assurances that confidential treatment will be accorded to any such information that is so legally required to be disclosed, (b) to the extent such information becomes publicly available other than by reason of improper disclosure by a Commitment Party or any of its affiliates in violation of any confidentiality obligations owing to you hereunder, (c) to the extent that such information is independently developed by a Commitment Party or any of its affiliates, (d) to each Commitment Party’s affiliates and their and their respective employees, directors, officers, independent auditors, rating agencies, professional advisors and other agents who need to know such information in connection with the transactions contemplated hereby (including in connection with the evaluation, monitoring or administration of any Commitment Party’s investment in the HoldCo Notes Facility) and who are informed of the confidential nature of such information and have been directed to maintain the confidentiality of such information in accordance with this paragraph and comply with the terms and conditions of this Commitment Letter applicable to them (with such Commitment Party responsible for its affiliates’ compliance with this paragraph, including, for the avoidance of doubt, any failure by such affiliate to comply with any direction such Commitment Party is required to give to its affiliates hereunder) and (e) to each other Commitment Party.  If the HoldCo Notes Facility closes, the Commitment Parties’ obligations under this paragraph shall terminate and be superseded by the confidentiality provisions in the Definitive Documentation relating to the HoldCo Notes Facility.  Otherwise, the provisions of this paragraph shall expire on August 15, 2026.

It is understood and agreed that any Commitment Party may advertise or promote its role in arranging or providing any portion of the HoldCo Notes Facility (including in any newspaper or other periodical, on any website or similar place for dissemination of information on the internet, as part of a “case study” incorporated into promotional materials, in the form of “tombstone” advertisement or otherwise) only with the prior written consent of the Company, provided that (a) where consent has been granted by the Company in respect of the public disclosure of any information in connection with the HoldCo Notes Facility (the “Disclosed Information”) no additional consent from the Company shall be required in respect of a further disclosure of such Disclosed Information and (b) any such advertisement or promotion to which the Company has given its consent shall be at the sole cost and expense of the relevant Commitment Party.

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Notwithstanding anything to the contrary contained herein, (i) nothing in this Section 7 shall prohibit any GS Principal Investor from disclosing Information to any lender to, or any managed account, limited partner or investor of, such GS Principal Investor to the extent such information is subject to customary confidentiality obligations binding on such lender, managed account, limited partner or investor pursuant to customary investment advisory, fund or loan documentation and (ii) with respect to any Commitment Party that is an investment company subject to the reporting and disclosure requirements of the federal securities laws, including the Securities Act of 1933, the Securities Exchange Act of 1934 and the Investment Company Act of 1940 and the related rules and regulations thereunder, such Commitment Party may identify the Company, its industry, the type of notes and Commitments held by such Commitment Party, the value (and valuation methodology) of such Commitment Party’s holdings in the Company and other required information in accordance with such federal securities laws and its reporting practices thereunder.

8.	Expenses; No Shop.

You agree to pay or reimburse each Commitment Party from time to time within five (5) days of written demand for all reasonable and documented (limited to a summary invoice) out-of-pocket fees, costs and expenses incurred by such Commitment Party (including prior to the date hereof) in connection with the HoldCo Notes Facility and other transactions relating thereto in such Commitment Party’s capacity as a Commitment Party (and excluding, for the avoidance of doubt, in relation to the purchase of equity interests issued by an indirect parent entity of the Company and the purchase of debt securities issued by a direct or indirect subsidiary of the Company), including, without limitation, due diligence investigations, the preparation, negotiation, and delivery of definitive documentation, and the reasonable and documented out-of-pocket fees, costs and expenses of (i) Gibson, Dunn & Crutcher LLP, as counsel to Apollo (in the case of fees, costs and expenses of Gibson, Dunn & Crutcher LLP, up to $750,000 in the aggregate (which may be increased with your consent)), (ii) Weil, Gotshal & Manges LLP, as counsel to the GS Principal Investors, (in the case of fees, costs and expenses of Weil, Gotshal & Manges LLP, up to $300,000 in the aggregate (which may be increased with your consent)) and (iii) reasonably necessary local counsel in connection with the foregoing (collectively, the “Expenses” and excluding, for the avoidance of doubt, internal Commitment Party costs), regardless of whether or not definitive documentation with the respect to the HoldCo Notes Facility is executed or the HoldCo Notes Facility is consummated.  The provisions of this paragraph are in addition to, and not in limitation of, any other expense reimbursement to which any Commitment Party or its affiliates may be entitled in connection with the Transactions.

From August 15, 2025 until the earlier to occur of: (a) the Termination Date (as defined below) (or such later date as the Company and the Commitment Parties shall have mutually agreed to extend the Commitment Parties’ respective commitments under this Commitment Letter) and (b) the Closing Date (such earliest date being referred to as the “No-Shop Period Termination Date”), so long as the Commitment Parties continue to be willing to fund their respective commitments with respect to the HoldCo Notes Facility on a timely basis on the terms and conditions set forth in this Commitment Letter and have not materially breached their obligations hereunder, you (i) shall not, and shall cause your affiliates and your and their representatives, agents, consultants, attorneys and other advisors, and any other person acting on your or their behalf not to, directly or indirectly solicit any alternative financing arrangements in connection with the Merger other than those expressly contemplated by Exhibit B of this Commitment Letter (“Alternate Financing”) and (ii) shall not use or disclose any terms of this Commitment Letter or any Closing Payment Letter related to any Alternate Financing to which you or your affiliates are parties with any party other than the Commitment Parties and their representatives.

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9.	Miscellaneous

No party to this letter shall assign any of its rights or transfer any of its rights or obligations under this letter without the prior written consent of each other party (and any purported assignment without such consent shall be null and void), and this Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party.  This Commitment Letter and the Closing Payment Letters, in each case together with all exhibits, annexes and schedules thereto, constitute the entire agreement between the parties with respect to the subject matter hereof.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter, the Closing Payment Letters and/or any document to be signed in connection with this letter agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be.  “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

This Commitment Letter and the Superseded Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York; provided, however, that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement) (and whether or not a Material Adverse Effect has occurred, including, for purposes of the conditions to funding the HoldCo Notes Facility) or any other term used herein or in the Definitive Documentation that is defined by reference to the Merger Agreement, (b) the determination of the accuracy of any Specified Merger Agreement Representations (as defined in Exhibit B below) and whether as a result of any inaccuracy of any Specified Merger Agreement Representation (i) the Buyer Parties (or the Buyer Parties’ affiliates party to the Merger Agreement) have the right to terminate its (or their respective) obligations under the Merger Agreement, or the right to decline to consummate the Merger or (ii) there otherwise has been a failure of a condition to funding the HoldCo Notes Facility and (c) the determination of whether the Merger has been consummated in accordance with the terms of the Merger Agreement shall, in each case, be governed by, and construed in accordance with, the law of the State of Delaware, regardless of the law that might otherwise govern under applicable principles of conflicts of laws thereof.  The Company consents to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan).  Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Superseded Commitment Letter, the Term Sheet, any Closing Payment Letter, any Superseded Closing Payment Letter or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the federal or state courts located in the City of New York, Borough of Manhattan.

The Commitment Parties hereby notify the Company that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it and its affiliates are required to obtain, verify and record information that identifies the Company, which information includes the name, address, tax identification number and other information that will allow each Commitment Party to identify the Company in accordance with the PATRIOT Act and the Beneficial Ownership Regulation.  This notice is given in accordance with the requirements of the PATRIOT Act and Beneficial Ownership Regulation and is effective for each of the Commitment Parties and each of their respective affiliates.

10

Neither the Company nor any person acting on its behalf will, directly or indirectly (except through the Commitment Parties), sell or offer, or attempt or offer to dispose of, or solicit any offer to buy, or otherwise approach or negotiate in respect of, any of the notes contemplated by this Commitment Letter during the term of this Commitment Letter.  As used in these terms and conditions, the terms “offer” and “sale” have the meanings specified in Section 2(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

The Company represents that it has not, directly or indirectly, made any offers or sales of the notes contemplated by this Commitment Letter or securities of the same or a similar class as such notes, other than to the Commitment Parties, and will not make an offer or sale of such notes or securities of the same or a similar class as such notes which is or would be integrated with the sale of securities and would require the notes contemplated by this Commitment Letter to be registered under the Securities Act.

The provisions of this Commitment Letter and/or in the Closing Payment Letters relating to compensation, reimbursement of expenses, limitation of liability, indemnification, settlement, affiliate activities, sharing of information, absence of fiduciary relationships, confidentiality, electronic signatures, governing law, waiver of jury trial and waiver of objection to the laying of venue shall remain in full force and effect regardless of whether definitive documentation relating to the HoldCo Notes Facility shall be executed and delivered and notwithstanding the termination of this Commitment Letter and/or each Commitment Party’s respective commitment hereunder.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

This Commitment Letter (including the Term Sheet) and the Closing Payment Letters shall become effective upon execution and delivery by the parties hereto and thereto, respectively.  This Commitment Letter shall terminate at the earliest of (i) after execution of the Merger Agreement and prior to the consummation of the Transactions, the termination of the Merger Agreement in accordance with its terms (or your written confirmation or public announcement thereof), (ii) the consummation of the Merger without the funding of the HoldCo Notes Facility, (iii) the execution and delivery of definitive documentation relating to the HoldCo Notes Facility and (iv) March 17, 2026 (such earliest time, the “Termination Date ”); unless each Commitment Party, in its sole discretion, agrees to an extension.  In addition, you shall have the right to terminate this Commitment Letter and the commitments of the Commitment Parties hereunder (or a portion thereof) at any time upon written notice to them from you, subject to the payment of the Financing Alternative Payment (as defined in each Closing Payment Letter), if any; provided that, notwithstanding the foregoing, the indemnification, limitation on liability, payment and compensation (if applicable in accordance with the terms hereof and of each Closing Payment Letter), reimbursement (if applicable), jurisdiction, governing law, venue, service of process, survival and confidentiality provisions contained herein and in each Closing Payment Letter shall remain in full force and effect.  Upon the occurrence of any of the events referred to in the previous two preceding sentences, this Commitment Letter and the commitments of the Commitment Parties hereunder shall automatically terminate unless all of the Commitment Parties shall, in their sole discretion, agree to an extension in writing.  Additionally, the commitment of each Commitment Party with respect to the HoldCo Notes Facility shall terminate in the event the Merger is consummated without any borrowings under the HoldCo Notes Facility.

11

Upon effectiveness of this Commitment Letter, (i) this Commitment Letter supersedes and replaces the commitment letter dated August 15, 2025 between the Commitment Parties (as defined in the Superseded Commitment Letter) and the Company (the “Superseded Commitment Letter”) in its entirety and (ii) the Superseded Commitment Letter shall cease to be in force and effect and no obligations or amounts payable thereunder shall be assumed by or owing to any person.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

12

The Commitment Parties are pleased to have been given the opportunity to assist you in connection with this important financing.

APOLLO CAPITAL MANAGEMENT, L.P., on behalf of one or more investment funds, separate accounts and other entities owned (in whole or in part), controlled, managed and/or advised by it or its affiliates

By: Apollo Capital Management GP, LLC,
its general partner

By:	/s/ William B. Kuesel
	Name:	William B. Kuesel
	Title:	Vice President

APOLLO GLOBAL SECURITIES, LLC

By:	/s/ Daniel Duval
	Name:	Daniel Duval
	Title:	Vice President

GOLDMAN SACHS ASSET MANAGEMENT, L.P., on behalf of certain advised funds and managed accounts

By:	/s/ Dennis van Laer
	Name:	Dennis van Laer
	Title:	Managing Director

[Signature Page to Commitment Letter]

Broad Street Credit Holdings, LLC

By:	/s/ Dennis Van Laer
	Name:	Dennis Van Laer
	Title:	Vice President

[Signature Page to Commitment Letter]

Accepted and agreed to as of
the date first above written:

SOHO HOUSE HOLDINGS LIMITED

By:	/s/ Andrew Carnie
Name: Andrew Carnie
Title: Chief Executive Officer

[Signature Page to Commitment Letter]

SCHEDULE I
Commitments

Initial Investor	Initial Principal Amount of HoldCo Notes Facility (Percentage)	Initial Principal Amount of HoldCo Notes Facility (Dollars)
Apollo	54.55%	$120,000,000.00
GS Principal Investors	45.45%	$100,000,000.00
Total	100.00%	$220,000,000.00

EXHIBIT A

Soho House Holdings Limited
HoldCo Notes Facility
Transaction Summary

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B and C thereto.

On August 15, 2025, Soho House & Co Inc., a Delaware corporation (the “Target”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with EH Parent LLC, a Delaware limited liability company (“Parent”), EH MergerSub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Target, with the Target continuing as the surviving corporation (the “Merger”).  Pursuant to the Merger Agreement, Parent has delivered commitment letters from those Persons the names of which are listed as “Equity Investors” in Exhibit D (the “Equity Investors”) pursuant to which each Equity Investor has committed, subject to the terms and conditions thereof, to invest in Merger Sub the cash amounts set forth therein (the “New Equity Investment”).  In connection therewith, it is intended that:

(a)      The Company shall incur the HoldCo Notes Facility on the terms set forth in this Commitment Letter to which this Exhibit A is attached;

(b)      Soho House Bond Limited (the “OpCo Issuer”) will issue and sell senior secured first lien notes under a new senior first lien secured facility (the “Senior Secured Facility”), with the definitive documentation in respect thereof to reflect the terms as described in Exhibit B to that certain Restated Commitment Letter (the “OpCo Debt Commitment Letter”), dated as of the date hereof, by and among the OpCo Issuer, Apollo Global Securities, LLC and Apollo Capital Management, L.P., as in effect on the date hereof without giving effect to any amendments, waivers or other modifications to the OpCo Debt Commitment Letter other than any such amendments, waivers or other modifications that are approved in writing by each of the Commitments Parties in their reasonable discretion (such definitive documentation, the “Senior Secured Facility Documentation”);

(c)     The proceeds of the HoldCo Notes Facility and the Senior Secured Facility will be applied directly or indirectly (i) to refinance in full that certain First Amended and Restated Notes Purchase Agreement, dated as of November 15, 2021 (which amended and restated that certain Notes Purchase Agreement dated March 23, 2021) among the OpCo Issuer, Soho House & Co Limited, Global Loan Agency Services Limited, as agent, GLAS Trust Corporation Limited, as collateral agent, the guarantors party thereto and the notes purchasers party thereto (the “Existing Notes Purchase Agreement”), (ii) consummate the Merger, (iii) to pay the fees, payments and expenses incurred in connection with the Transactions (such fees, payments and expenses, the “Transaction Costs”) and (iv) to distribute, contribute or otherwise make available the net proceeds of the HoldCo Notes Facility and the Senior Secured Facility to the Target and/or any member of the Group in order to facilitate the foregoing; and

(d)      The super senior revolving credit facility agreement, originally dated December 5, 2019 and made between, amongst others, Soho House & Co Limited as parent, Soho House Bond Limited as the company, HSBC UK Bank PLC as arranger, Global Loan Agency Services Limited as agent and GLAS Trust Corporation Limited as collateral agent (as amended and/or amended and restated from time to time, and most recently on February 21, 2025 (the “Existing Revolving Credit Facility Agreement”)) shall remain available to be utilized.

The transactions described above are collectively referred to herein as the “Transactions”.  For purposes of this Commitment Letter and the Closing Payment Letters, “Closing Date” shall mean the date of the satisfaction or waiver by each of the Commitment Parties of the conditions set forth in Exhibit C and the initial funding of the HoldCo Notes Facility.

Ex. B - 2

Exhibit B

Soho House Holdings Limited
HoldCo Notes Facility
Summary of Terms and Conditions

Capitalized terms used but not defined in this Exhibit B are used with the meanings assigned to them in the Commitment Letter and/or the OpCo Debt Commitment Letter (as the context requires).

Issuer:
Soho House Holdings Limited, a company incorporated in Jersey  (the “Company”), the indirect parent entity of Soho House Bond Limited.  For the avoidance of doubt, no other member of the Group will be party to the Definitive Documentation (as defined below).

Group:	The Company and its Subsidiaries.

Administrative Agent:	As appointed in accordance with the Commitment Letter (in such capacity, the “Administrative Agent”).

Investors:
ACM and/or one or more investment funds, separate accounts, and other entities owned (in whole or in part), controlled, managed, and/or advised by it or its affiliates and the GS Principal Investors (collectively, the “Investors”).

Type and Amount of Indebtedness:	A senior unsecured facility, incurred as notes (the “HoldCo Notes Facility”), in the amount of $220.0 million (the indebtedness thereunder, the “HoldCo Notes Indebtedness”).

Availability:
The HoldCo Notes Facility shall be available in U.S. Dollars on the Closing Date in a single issuance.  Notwithstanding anything in this Commitment Letter to the contrary, any Commitment Party that is a noteholder under the Existing Notes Purchase Agreement (the “Existing Notes”) on the Closing Date may elect to “roll”, on a cashless basis, all or a portion of the principal amount of its Existing Notes (such principal amount not to exceed the amount of such Commitment Party’s Commitment hereunder) into an equal principal amount of the HoldCo Notes Facility on the Closing Date provided that in the event such election is made, both the Company and such Commitment Party shall use their respective best efforts to implement such “roll”, unless such “roll” would result in material adverse tax consequences for the Group.  For the avoidance of doubt, any such “roll” shall not be pre-funded i.e. shall occur on the Closing Date. If the arrangements relating to such “roll” have been finalized prior to the first utilization request, then such “roll” shall take effect on the Closing Date notwithstanding any required cash pre-funding of other lenders’ commitments prior to such date with the consequence that the “rolling” lenders shall not be required to fund in cash on the utilization date.  If, despite use of such best efforts, the arrangements relating to such “roll” have not been finalized prior to the submission of the first utilization request, then the relevant commitments shall be funded in cash.

Annex I to Ex. B - 1

Ranking:
The indebtedness incurred pursuant to the HoldCo Notes Facility will rank (a) senior to all existing and future preferred equity and ordinary equity of the Company and any other equity of the Company, and (b) pari passu with any existing or future unsecured indebtedness of the Company.

Maturity:	7 years after the Closing Date (the “Maturity Date”).

Purpose:
The proceeds of the HoldCo Notes Indebtedness will be used to finance a distribution to Target for the purposes of the Merger and the payment of Transaction Costs, and will be made available in a single draw on the Closing Date.

Drawdown notice:	U-5 Business Days, 9.00 a.m. New York

Repayment profile:	Bullet repayment (no amortisation).

Mandatory Prepayments/Redemptions:
The HoldCo Notes Indebtedness shall be prepaid or redeemed on terms based on the mandatory prepayments/redemptions set forth in the Senior Secured Facility Documentation, but with modifications to the asset sale provisions as usual for facilities and transactions of this type (to ensure that there is no obligation to repay the Senior Secured Facility and the HoldCo Notes Facility with the same asset sale proceeds, i.e. the HoldCo Notes Facility asset sale prepayment requirements shall be satisfied by prepayment of the Senior Secured Facility with the relevant asset sale proceeds and if the Senior Secured Facility is prepaid in full, any excess proceeds of such asset sale shall be applied in the prepayment of the HoldCo Notes Facility) as may be reasonably agreed by the Company, the Commitment Parties and the Investors.

Optional Prepayments/Redemptions:
The HoldCo Notes Indebtedness may be prepaid or redeemed, in whole or in part, at the option of the Company, at any time, provided that in relation to a voluntary prepayment, any mandatory prepayment upon a Change of Control and/or upon acceleration of the HoldCo Notes Indebtedness, a 30-month non-call period (subject to customary make-whole payments based on a discount rate equal to the applicable yield to maturity of U.S. Treasury notes with a maturity closest to the 30-month of the Closing Date plus 50 basis points), and at par (including capitalized interest paid in kind) plus accrued interest thereafter.

Fees and Interest Rates:	Paid on a quarterly basis as follows: • prior to the 3rd anniversary of the Closing Date, the HoldCo Notes Indebtedness shall bear interest at a rate per annum equal to 12.500% paid in kind;

Annex I to Ex. B - 2

•     from and after the 3rd anniversary of the Closing Date, but prior to the 4th anniversary of the Closing Date, the HoldCo Notes Indebtedness shall bear interest at a rate per annum equal to 13.500% paid in kind;

•     from and after the 4th anniversary of the Closing Date, but prior to the 5th anniversary of the Closing Date, the HoldCo Notes Indebtedness shall bear interest at a rate per annum equal to 14.500% paid in kind; and

•    from and after the 5th anniversary of the Closing Date, the HoldCo Notes Indebtedness shall bear interest at a rate per annum equal to (i) 7.750% in cash and (ii) 7.750% paid in kind.

Default Rate:	At any time when the Company is in default in the payment of amounts payable under the HoldCo Notes Facility, such amount shall bear interest at 2% above the rate otherwise applicable thereto.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 365 days for actual days elapsed.

Initial Conditions:	Subject to the Conditionality Provision, the availability of the HoldCo Notes Facility on the Closing Date will be subject only to the conditions precedent set forth in Exhibit C.

Documentation Principles:
The definitive documentation for the HoldCo Notes Facility (the “Definitive Documentation”) will be based on the Senior Secured Facility Documentation (including with respect to the representations and warranties, affirmative covenants, negative covenants, conditions precedent, and events of default, except as specified herein), and shall contain those terms and conditions usual for facilities and transactions of this type as may be reasonably agreed by the Company, the Commitment Parties and the Investors, modified as necessary (i) to reflect the nature of the HoldCo Notes Facility and this Term Sheet, (ii) as set forth below under “Negative Covenants”, and (iii) to be satisfactory to the Company and the Investors (each acting reasonably and in good faith).  The Definitive Documentation will be initially prepared by Gibson, Dunn & Crutcher LLP, as counsel to Apollo, and shall contain (but not be limited to) the terms set forth in this Exhibit B and be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date.  The Definitive Documentation shall contain representations, warranties, covenants and events of default described below (this provision, the “Documentation Principles”).  For the avoidance of doubt, no intercreditor agreement or similar agreement shall be required to be entered into in connection with the HoldCo Notes Facility.

Annex I to Ex. B - 3

Guarantees and Collateral:	None. For the avoidance of doubt the holders of the HoldCo Notes Indebtedness shall have no recourse to the OpCo Issuer and its Subsidiaries (the “OpCo Group”).

Representations and Warranties:	The Definitive Documentation shall contain representations and warranties to be based on the representations and warranties set forth in the Senior Secured Facility Documentation.

Financial Covenant:	None.

Affirmative Covenants:
The Definitive Documentation shall contain affirmative covenants applicable to the Company and its Subsidiaries to be based on the affirmative covenants set forth in the Senior Secured Facility Documentation.

Negative Covenants:
The Definitive Documentation shall contain negative covenants of the Company and its Subsidiaries (save for exceptions which are technical or administrative in nature or otherwise consistent with the passive holding company covenant, which exceptions shall apply to the entire Group to the extent customary for facilities of this type) to be based on the negative covenants set forth in the Senior Secured Facility Documentation, provided that the Restricted Payments exceptions shall apply to the entire Group save that the following sub-paragraphs of paragraph 2 (Restricted Payments) of Schedule 14 (Restrictive Covenants) to the Existing Notes Purchase Agreement, as set forth in the definitive documentation for the Senior Secured Facility, shall not be included in the Definitive Documentation: 2.2.2, 2.2.10 and 2.2.18, and Investments shall only be permitted with respect to the OpCo Group insofar as permitted under the definitive documentation for the Senior Secured Facility as in effect as of the Closing Date.

In addition to the above, the Definitive Documentation shall also include: (i) customary “anti-layering” provisions and (ii) a customary passive holding company covenant applicable to the Company and each Subsidiary of the Company that is a direct or indirect parent entity of the OpCo Issuer.

Baskets and Thresholds:	As per the Senior Secured Facility Documentation.

Events of Default:	The Definitive Documentation shall contain events of default to be based on the events of default set forth in the Senior Secured Facility Documentation.

Annex I to Ex. B - 4

Transfers:
The Definitive Documentation shall contain assignment, transfer and sub-participation provisions to be based on the transfer provisions set forth in the Senior Secured Facility Documentation provided that the “approved list” shall refer to a list of noteholders and potential noteholders agreed by the Company and the Commitment Parties on or prior to the date of the hereof.

Notwithstanding anything to the contrary, the Company’s consent (in its sole and absolute discretion) shall be required for any Transfer which would result in the aggregate of either Apollo’s or the GS Principal Investors’ respective commitments or effective participations in the HoldCo Notes Facility ceasing to aggregate more than 66 2/3 per cent. of such Investor’s total commitments under the HoldCo Notes Facility as at the date hereof.

Notwithstanding anything to the contrary contained herein, each party hereto hereby agrees that each GS Principal Investor shall have the right to (without the consent of any person or entity) reallocate, sell, assign or otherwise transfer its Commitment and/or any amount payable to it hereunder or under the GS Closing Payment Letter to (i) any other GS Principal Investor, (ii) any affiliate investment entity and/or other affiliate of Goldman Sachs Asset Management, L.P. or (iii) any fund, investor, entity or account that is managed, sponsored or advised by Goldman Sachs Asset Management, L.P. or its affiliates (the persons described in clauses (ii) and (iii), collectively, the “Other GS Principal Investors”); provided, that no such reallocation, sale, assignment or transfer shall reduce or release any such GS Principal Investor from its Commitment hereunder until the actual funding of the applicable portion of the Holdco Notes Facility by the relevant transferee on the Closing Date.

Voting:
Amendments and waivers with respect to the Definitive Documentation shall require the approval of Investors holding not less than 66 2/3% of the aggregate amount of the HoldCo Notes Indebtedness; provided that (a) through and until the date Apollo assigns a principal amount of Notes to another person (other than, for the avoidance of doubt, any investment funds, separate accounts, and other entities owned (in whole or in part), controlled, managed, and/or advised by Apollo or its affiliates) such that the aggregate principal amount of Notes held by Apollo after giving effect to such assignment is less that the aggregate principal amount of Notes held by Apollo on the Closing Date, any amendments or waivers with respect to the Definitive Documentation shall require the consent of Apollo, (b) through and until the date the GS Principal Investors assign a principal amount of Notes to another person (other than, for the avoidance of doubt, any other GS Principal Investor, any affiliated investment entity and/or other affiliate of Goldman Sachs Asset Management, L.P. or any fund, investor, entity or account that is managed, sponsored or advised by Goldman Sachs Asset Management, L.P. or its affiliates) such that the aggregate principal amount of Notes held by all GS Principal Investors after giving effect to such assignment is less that the aggregate principal amount of Notes held by all GS Principal Investors on the Closing Date, any amendments or waivers with respect to the Definitive Documentation shall require the consent of the GS Principal Investors and (c) the consent of 100% of the Investors shall be required with respect to (among other things): (i) modifications to any of the voting percentages or pro rata sharing provisions, (ii) a change of the Company except as permitted by the Definitive Documentation, (iii) a change in the date of payment of any amounts payable, (iv) reductions in amount of any payment of principal, interest, fees, or other amounts payable and (v) subordinating the payment obligations under the HoldCo Notes Facility to any other indebtedness; provided, further, for the avoidance of doubt, any prepayments or redemptions shall be disregarded for purposes of clauses (a) and (b).  Customary anti-LME protections to be discussed and, to the extent reasonably necessary, reasonably agreed upon between the parties.

Annex I to Ex. B - 5

Tax:
The Definitive Documentation shall contain tax provisions to be based on the tax provisions set forth in the Senior Secured Facility Documentation, modified as necessary to reflect the nature of the HoldCo Notes Facility.

The HoldCo Notes Facility shall be listed on a recognized stock exchange prior to the first interest payment date under the HoldCo Notes Facility.

The parties hereto shall maintain applicable registers so that the indebtedness evidenced by the Definitive Documentation is treated as being in registered form for United States tax purposes.

On each interest payment date occurring after the first accrual period after 5 years, excluding the interest payment date that falls on the Maturity Date of the HoldCo Notes Facility, the Company shall pay, without premium or penalty, that portion of the HoldCo Notes Facility outstanding on such interest payment date equal to the HoldCo Notes Facility’s AHYDO Amount on such interest payment date.

“AHYDO Amount” means, as of any interest payment date and with respect to the HoldCo Notes Facility, the portion of the then-outstanding principal amount of the HoldCo Notes Facility equal to the difference between (i) the excess of (A) the sum of all interest accrued or paid with respect to the HoldCo Notes Facility as of such interest payment date (including all original issue discount) over (B) the sum of all cash interest payments made with respect to the HoldCo Notes Facility on or prior to such interest payment date, and (ii) the product of (A) the HoldCo Notes Facility’s original issue price and (B) the HoldCo Notes Facility’s yield to maturity, all such items to be computed so as to yield the smallest amount, the timely payment of which hereunder shall cause the HoldCo Notes Facility not to be an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code (or any successor provision of similar import).

The Company will treat the HoldCo Notes Indebtedness as indebtedness for U.S. federal income tax purposes and not as a “contingent payment debt instrument” under Treasury Regulation section 1.1275-4 (the “Tax Treatment”). The Company and its affiliates shall file all U.S. tax returns and report consistently with the Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313 of the Internal Revenue Code of 1986, as amended.

Annex I to Ex. B - 6

Limitation of Liability, Expenses and Indemnity:	To reflect corresponding provisions of the Commitment Letter.

Amendment costs:	As per Clause 20.2 (Amendment costs) of the Existing Notes Purchase Agreement.

Enforcement and preservation of costs:	As per Clause 20.3 (Enforcement and preservation costs) of the Existing Notes Purchase Agreement.

Governing Law:	English law, other than: certain information covenants, incurrence covenants and events of default under the Definitive Documentation which will be interpreted in accordance with the laws of New York.

Forum:	Exclusive jurisdiction of the English courts.

Counsel to Apollo:	Gibson, Dunn & Crutcher LLP

Counsel to GS Principal Investors:	Weil, Gotshal & Manages LLP

Annex I to Ex. B - 7

EXHIBIT C

Soho House Holdings Limited
HoldCo Notes Facility
Conditions

Except as otherwise set forth below, the availability and the initial funding on the Closing Date of the HoldCo Notes Facility shall be subject solely to the satisfaction (or waiver by the Commitment Parties) of the following conditions (in each case, subject to the Conditionality Provision).  Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in Exhibits A and B thereto.

1.           The Target has irrevocably notified the Parent (as defined in the Merger Agreement) in writing that the Target stands ready, willing and able to consummate the Merger in accordance with the terms of the Merger Agreement prior to or substantially concurrently with (and in any event no later than the business day following) the initial borrowing under the HoldCo Notes Facility to be funded on the Closing Date, but without giving effect to any amendments, waivers or consents that are materially adverse to the interests of the Commitment Parties in their capacities as such without the consent of the Commitment Parties, such consent not to be unreasonably withheld, delayed or conditioned (it being understood and agreed that any amendment to or modification of, or consent granted pursuant to the definition of “Company Material Adverse Effect” in the Merger Agreement shall be deemed to be materially adverse to the Commitment Parties and shall require the consent of the Commitment Parties (such consent not to be unreasonably withheld, delayed or conditioned)); provided that, in each case, the Commitment Parties shall be deemed to have consented to such amendment, waiver or consent unless they shall object thereto in writing within 3 business days of receipt of written notice of such amendment, waiver or consent.

2.            The Equity Investors have confirmed to the Target that they stand ready, willing and able to consummate the New Equity Investment in the aggregate at least $100.0 million prior to or substantially concurrently with (and in any event no later than the business day following) the initial borrowing under the HoldCo Notes Facility to be funded on the Closing Date; provided that no such confirmation by Apollo with respect to its portion of the New Equity Investment shall be a condition to the availability and initial funding of Apollo’s commitments with respect to the HoldCo Notes Facility.

3.            The Company shall have submitted one or more duly completed and irrevocable utilization requests to the administrative agent with respect to the Senior Secured Facility requesting to utilize the Senior Secured Facility on or prior to the Closing Date in an aggregate amount equal to the entire aggregate principal amount of commitments under the Senior Secured Facility as of the date hereof (or such other aggregate principal amount of Senior Secured Facility commitments as has been approved by the Commitment Parties or their affiliates in their sole discretion) and the Company shall deliver such utilization request to the Investors.

4.            The Commitment Parties shall have received a certificate of the Company (signed by an authorised signatory) certifying that, on the Closing Date, the Specified Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects (and such representations shall be true and correct in all material respects), except in the case of any Specified Representation which expressly related to a given date or period, such representation and warranty shall have been true and correct in all material respects as of the respective date or for the respective period, as the case may be.

5.            Since August 15, 2025, there shall not have occurred a Company Material Adverse Effect (as defined in the Merger Agreement).

Ex. C - 1

6.          The Commitment Parties shall have received (a) quarterly financial statements of the Target for the most recent fiscal quarter for which such financial statements are available; provided that if the Closing Date is more than 45 days following the last day of the most recent fiscal quarter, such financial statements shall be for the most recent fiscal quarter and (b) a detailed capitalization table of the Target as a date no earlier than the last day of the most recent fiscal quarter referred to in clause (a) above; provided further that for so long as the Target remains listed on any recognized investment or other stock exchange delivery of the documents and/or evidence detailed in this paragraph 6 shall be immediately and irrevocably satisfied upon filing of such information with the relevant regulators or disclosure in accordance with the applicable stock exchange rules.

7.           The Company shall have executed and delivered (a) to the extent the Company has notified the noteholders that it intends to pre-fund the HoldCo Notes Facility, no later than one business day prior to the pre-funding of the HoldCo Notes Facility, a pre-funding agreement in form and substance satisfactory to the Investors, setting forth certain agreements with respect to the pre-funding of the HoldCo Notes Facility and (b) the Definitive Documentation on terms consistent with the Commitment Letter.

8.          The Administrative Agent and the Investors shall have received such (a) customary enforceability and capacity legal opinions with respect to the Definitive Documentation, (b) customary secretary or officer’s certificates certifying solely as to the organizational documentation, resolutions and incumbency, (c) good standing of the Company (to the extent applicable) in its jurisdiction of organization and (d) a customary solvency certificate (substantially in the form attached as Annex I hereto).

9.           The Investors, the Administrative Agent and the Commitment Parties shall have received all payments required to be paid (including, for the avoidance of doubt, pursuant to the Closing Payment Letters), and all expenses required to be paid in each case, to the extent invoiced in a summary invoice at least three (3) business days prior to the Closing Date (except as otherwise reasonably agreed by the Company) on or before the Closing Date (which amounts may, at the election of each Commitment Party, be offset against the proceeds of the HoldCo Notes Facility).

Ex. C - 2

ANNEX I
TO EXHIBIT C

SOLVENCY CERTIFICATE

To the Administrative Agent and each of the Investors party to the Notes Purchase Agreement referred to below:

I, the undersigned [chief financial officer][interim chief financial officer][vice president of finance][other senior officer with similar title] of Soho House Holdings Limited, a company incorporated in Jersey with registered number 125394 (the “Company”, in that capacity only and not in my individual capacity (and without personal liability)), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1.            This certificate is furnished pursuant to Section _______ of the Notes Purchase Agreement, dated as of ____, among the Company, the purchasers party thereto and GLAS Trust Corporation Limited, as administrative agent (the “Notes Purchase Agreement”).  Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Notes Purchase Agreement.

2.            For purposes of this certificate, the terms below shall have the following definitions:

(a)       “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Company and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)       “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Company and its subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)       “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Company and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d)       “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Company and its subsidiaries taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable in the ordinary course, in light of business conducted or anticipated to be conducted by the Company and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

(e)       “Do not have Unreasonably Small Capital”

Ex. C-I-1

The Company and its subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Company and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

3.          For purposes of this certificate, I, or officers of the Company under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)      I have reviewed the financial statements referred to in Section of the Credit Agreement.

(b)      I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)      As [chief financial officer][interim chief financial officer][vice president of finance][other senior officer with similar title] of the Company, I am familiar with the financial condition of the Company and its subsidiaries.

4.            Based on and subject to the foregoing, I hereby certify on behalf of the Company that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of the Company and its subsidiaries taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of the Company and its subsidiaries taken as a whole exceeds their Liabilities; (iii) the Company and its subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) the Company and its subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

Ex. C-I-2

IN WITNESS WHEREOF, the Company has caused this certificate to be executed on its behalf by its [chief financial officer][interim chief financial officer][vice president of finance][other senior officer with similar title] as of the date first written above.

[SOHO HOUSE HOLDINGS LIMITED]

By:
Name:
Title:

Ex. C-I-3

EXHIBIT D

Equity Investors

1.	MCR Hospitality Fund IV LP and MCR Hospitality Fund IV QP LP

2.	Morse Ventures Inc.

3.	Apollo Capital Management, L.P.

4.	Ashton Kutcher

5.	Friedom Hospitality Group LP

6.	Daniel Rosensweig

7.	Benton Family Partners, LLC

8.	Anthony Casalena Revocable Trust

9.	Breanna Stewart

10.	Scott Jones

11.	Michael Chang

12.	Ahmed Suria

13.	Peanuggets Irrevocable Trust

14.	Jaime Jaquez Jr.

15.	Justin Ostroff

16.	Ronak Nair

17.	Adam Metzger

18.	Alex Bazzell

19.	Joseph Holdings and Investments, LLC

20.	Gregg Cascaes

21.	St. Regis Living Trust

22.	Paige Bueckers

23.	Ajay Mitchell

Ex. D-1